Exhibit 10.3

FIFTH AMENDMENT TO

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

FOR

JEFFREY T. ARNOLD

THIS FIFTH AMENDMENT is adopted this 9th day of July 2025, by and between Journey Bank (formerly known as First Columbia Bank & Trust Co.) (the “Bank”), and Jeffrey T. Arnold (the “Executive”). The Bank and the Executive entered into a Supplemental Executive Retirement Agreement dated December 15, 2010, as amended by an Amendment dated December 21, 2011, a Second Amendment dated January 9, 2018, a Third Amendment dated March 15, 2022, and a Fourth Amendment dated June 8, 2022 (the “Agreement”). The Bank and the Executive now wish to change the Executive’s death benefit in the Agreement, amend the non-competition provision of the Agreement, and amend the Change of Control vesting provision of the Agreement.

Now, therefore, the Bank and the Executive agree as follows:

The following definition of “Change of Control” shall apply for all purposes of the Agreement:

“Change of Control,” as used in this Agreement, means a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Code Section 409A and regulations thereunder.

Paragraph 2.B of the Agreement shall be deleted and replaced in its entirety by the following:

B. Vesting Upon “Change of Control”: In the event of a Change of Control, the Retirement Benefit shall fully vest, effective as of the date of the Change of Control, provided that as of the date of the Change of Control Executive (a) shall be in compliance with his obligations under any employment agreement with the Bank to which he may be a party and under this Agreement, and (b) shall be employed as a senior executive officer of the Bank.

Subparagraph 7.D(2) of the Agreement shall be deleted and replaced in its entirety by the following:

(2) Exception: The non-competition condition to Executive’s eligibility to receive the Retirement Benefit set forth in the preceding subparagraph 7.D(1) shall not apply following a Change of Control event, as defined in this Agreement.

The following definitions of “Accrued Benefit” and “Discount Rate” shall apply in determining the amount of death benefit due under the Agreement.

“Accrued Benefit” means the dollar value of the liability that should be accrued by the Bank, under Generally Accepted Accounting Principles, for the Bank’s obligation to the Executive under this Agreement, calculated by applying accounting Standards Codification 710-10 and the Discount Rate.

“Discount Rate” means the rate used by the Bank for determining the Accrued Benefit. The current Discount Rate is 4.36%. The Bank may adjust the Discount Rate to maintain the rate within reasonable standards according to Generally Accepted Accounting Principles and applicable bank regulatory guidance.

Paragraph 10 of the Agreement in its entirety shall be deleted and replaced by the following:

10. Death Benefit.

10.1	Death Before Normal Retirement Age. If Executive dies while actively employed by Bank before reaching the Normal Retirement Age, (defined as attainment of sixty-five years of age) the Bank shall pay the Executive's designated beneficiary the death benefit described in this Paragraph 10.1.

10.1.1	Amount of Benefit. The death benefit under Paragraph 10.1 is the Accrued Benefit as of the date of the Executive’s death, no Retirement Benefit under this Agreement will be paid.

10.1.2	Payment of Benefit. The Bank shall pay the benefit in a lump sum to the Executive’s designated beneficiary within ninety (90) days following the Executive’s death.

10.2	Death After Normal Retirement Age, But Before Receipt of Retirement Benefits. If the Executive dies after reaching the Normal Retirement Age, but before receiving any Retirement Benefit payments under this Agreement, the Bank shall pay the Executive’s designated beneficiary the Retirement Benefit, as provided in Paragraph 1 of this Agreement.

10.3	Death Following Normal Retirement Age, But After Receipt of Retirement Benefit. In the event Executive dies after Normal Retirement Age and after the Executive has received any portion of the Retirement Benefit under the Agreement, the Bank shall continue to pay the Executive’s designated beneficiary the Retirement Benefit, as provided in Paragraph 1 of this Agreement.

10.4	Death After Change of Control. If Executive dies following a Change of Control, but prior to the commencement of the payment of any portion of the Retirement Benefit and provided the Executive was actively employed at the time of the Change of Control, Executive's beneficiary shall be paid the Accrued Benefit as of the date of the Executive’s death in accordance with Paragraph 10.1.2. If such death benefit is paid, no Retirement Benefit under this Agreement will be paid.

10.5	Exclusivity of Benefits. Under no circumstance shall the Bank be obligated to pay both any portion of the Retirement Benefit and the Death Benefit. Executive acknowledges that receipt of either benefit (the Retirement Benefit or Death Benefit) precludes receipt of any portion of the other benefit.

10.6	Termination of Endorsement. The endorsement split dollar under this Agreement is hereby terminated. The Executive acknowledges that all death benefits to be paid under this Agreement will be paid by the Bank.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Amendment.

Executive	Bank

/s/ Jeffrey T. Arnold	By:	/s/ Lance O. Diehl

Title:	President & CEO

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